                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MECH Financial, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            MECH Financial, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                             MECH FINANCIAL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  TO BE HELD

                                APRIL 29, 1998

                               ----------------
To our Shareholders:

  The 1998 Annual Meeting of Shareholders of MECH Financial, Inc. will be held at 10:00 AM Wednesday, April 29, 1998 at the Hartford Club, 46 Prospect Avenue, Hartford, Connecticut, for the following purposes:

  1. To elect three directors to serve during the ensuing three years and until their successors are elected and have been qualified and to elect one director to serve during the ensuing two years and until his successor is elected and has been qualified.

  2. To ratify the appointment of KPMG Peat Marwick, L.L.P. as the Company's independent auditors for the year ending December 31, 1998.

  3. To transact such other business as may properly come before the meeting.

  Only shareholders of record as of the close of business on March 4, 1998 are entitled to notice of and to vote at the annual meeting.

  MECH Financial, Inc. cordially invites all shareholders to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign and date the enclosed proxy and return it in the envelope provided.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Lael K. Noel, Secretary

                                          Lael K. Noel, Secretary

Hartford, Connecticut
March 23, 1998

                             MECH FINANCIAL, INC.
                               100 PEARL STREET
                          HARTFORD, CONNECTICUT 06103
                                (860) 293-4000

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD

                                APRIL 29, 1998

INTRODUCTION

  This Proxy Statement and the enclosed form of proxy is being furnished to shareholders on or about March 23, 1998 in connection with the solicitation of proxies by the Board of Directors of MECH Financial, Inc. ("MECH Financial" or the "Company"), whose subsidiary is Mechanics Savings Bank (the "Bank" or "MSB"). This year, 1998, marks the first year in which MECH Financial is holding an Annual Meeting of Shareholders. At a Special Meeting of Shareholders of the Bank held on November 25, 1997, the Bank's shareholders approved the reorganization of MSB into a bank holding company structure. On January 1, 1998, MSB completed its reorganization into a bank holding company structure and the Bank became the wholly-owned subsidiary of MECH Financial. Your shares of MSB common stock were exchanged for an identical number of shares of MECH Financial common stock as you have now become a shareholder of MECH Financial.

  At the 1998 Annual Meeting, shareholders will be asked to consider and vote upon two proposals: (1) the election of three directors to serve for a three-year term and until their successors are elected and have been qualified and the election of one director to serve for a two-year term and until his successor is elected and qualified; and (2) the ratification of the appointment of KPMG Peat Marwick, L.L.P. as the Company's independent auditors for the year ending December 31, 1998. THE BOARD OF DIRECTORS OF MECH FINANCIAL RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF EACH OF THE PROPOSALS, AND EACH DIRECTOR INTENDS TO VOTE HIS/HER SHARES IN ACCORDANCE WITH THAT RECOMMENDATION.

  Unless the shareholder gives contrary instructions, the shares represented by the proxies received will be voted FOR each of the proposals as set forth herein, and in the discretion of the proxy holders on any other matter that may properly be brought before the Annual Meeting. To vote using the enclosed proxy, you should mark the proxy to indicate your vote on each item presented, sign and date the proxy, and return it in the envelope provided. If the proxy, properly executed, is returned to MECH Financial in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions given thereon.

  MECH Financial will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, officers and regular employees of MECH Financial may also solicit proxies personally, by telephone and by telegram. MECH Financial has engaged Chase Mellon Shareholder Services, professional proxy solicitors, to aid in the solicitation of proxies from shareholders. MECH Financial expects the fee for the services provided by Chase Mellon's Shareholder Services to be approximately $5,000.00, plus out-of-pocket expenses. MECH Financial will reimburse banks, brokerage firms and others holding shares in their names or in the names of their nominees for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to the beneficial owners of such shares.

RECORD DATE, OUTSTANDING SECURITIES AND VOTE REQUIRED

  Only holders of record of MECH Financial common stock, $0.01 par value per share ("Common Stock"), at the close of business on March 4, 1998 will be entitled to notice of and to vote at the 1998 Annual Meeting. At the close of business on February 18, 1998, there were 5,293,933 shares of Common Stock issued, each of which is entitled to one vote on each proposal. The holders of a majority of the shares must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. In certain circumstances, a shareholder will be considered to be present at the Annual Meeting for quorum purposes, but will not be deemed to have voted in the election of directors or in connection with other matters presented for approval at the Annual Meeting. Such circumstances will exist where a shareholder is present but specifically abstains from voting, or where shares are represented at a meeting by a proxy conferring authority to vote on certain matters but not for the election of directors or on other matters. Under Connecticut law, such abstentions and non-votes have a neutral effect on the election of management's nominees for directors and on the approval or disapproval of the ratification of the appointment of independent auditors. No other class of MECH Financial capital stock is outstanding or entitled to vote at the Annual Meeting.

  A plurality of the votes cast by shares of Common Stock entitled to vote, in person or by proxy, at the Annual Meeting shall be required to elect directors if a quorum is present. In the case of shareholder ratification of the employment of the independent auditors, the action will be approved if votes cast, in person or by proxy, favoring the action exceed votes cast by shareholders opposing the action.

  Those present at the Annual Meeting may vote by ballot if such persons have not already voted by proxy or if such persons wish to revoke a proxy. The Inspectors of Election of the Annual Meeting will collect and count the votes of those present at the meeting and the votes represented by the proxies presented.

REVOCABILITY OF PROXY

  You may revoke your proxy at any time prior to its exercise at the Annual Meeting by executing and delivering to Lael K. Noel, the Secretary of MECH Financial at 100 Pearl Street, Hartford, Connecticut 06103 either: (i) a written instrument revoking the proxy; or (ii) a duly executed proxy bearing a later date. If you are a shareholder of record on March 4, 1998 and attend the Annual Meeting, you may withdraw your proxy and vote in person at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN PRINCIPAL BENEFICIAL OWNERS

  A person is deemed to be the beneficial owner of a security if he or she has or shares voting power or investment power with respect to the Common Stock or has the right to acquire such ownership within sixty days. As of the Record Date, there were no persons or groups (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to MECH Financial who beneficially own or may be deemed to beneficially own more than five percent of the outstanding shares of Common Stock. The Company's Certificate of Incorporation prohibits such more than five percent ownership until June 25, 1999, except under certain conditions.

ITEM 1. ELECTION OF DIRECTORS

  In connection with the formation of MECH Financial as a holding company for the Bank, all members of MSB's Board of Directors were appointed as the initial members of MECH Financial's Board in accordance with the Company's Certificate of Incorporation (the "Certificate"). The Certificate provides that the Company's Board of Directors shall consist of not less than seven (7) and not more than fifteen (15) directors as fixed from time to time by the Board. The number of persons who will serve as members of the Company's Board of Directors following the Annual Meeting is nine. The Certificate divides the Board into three classes of Directors, as nearly equal in number as possible, with overlapping terms of three years. One class is elected annually. These provisions may be amended only by the affirmative vote of holders of at least 60% of the outstanding voting stock of the Company. The Bylaws of the Company provide that no Director may be elected or reelected after attaining the age of 70.

  The Company's Board of Directors has nominated David Freeman, Kevin A. North, Robert G. Rayve and Richard H. Booth for election at the Annual Meeting on April 25, 1998. Mssrs. Freeman, North, and Rayve have been nominated to serve for a three-year term expiring in the year 2001 and Mr. Booth has been nominated to serve for a two-year term expiring in the year 2000 (so as to make each director class equal in number). All nominees are current Directors and have expressed a willingness to serve in such capacity.

  Unless the shareholder gives contrary instructions, shares represented by proxies will be voted in favor of the election of the nominees listed below to serve as Directors for the terms specified above following the Annual Meeting and until their successors are elected and qualified. In the event any one or more of the nominees should unexpectedly become unavailable for election, proxies will be voted for the election of a replacement nominee or nominees recommended by the Board. The following table sets forth certain information, as of January 31, 1998, with respect to the nominees for director and the continuing directors of MECH Financial.

                                                            DIRECTOR    TERM
   DIRECTOR NOMINEE                                     AGE SINCE(1) EXPIRES(2)
   ----------------                                     --- -------- ----------
   David Freeman.......................................  53   1992      2001
   Kevin A. North......................................  45   1995      2001
   Robert G. Rayve.....................................  60   1995      2001
   Richard H. Booth....................................  50   1997      2000
                                                            DIRECTOR    TERM
   CONTINUING DIRECTORS                                 AGE SINCE(1)  EXPIRES
   --------------------                                 --- -------- ----------
   Edgar C. Gerwig.....................................  56   1985      1999
   John J. Meehan......................................  52   1993      1999
   Donald K. Wilson, Jr. ..............................  62   1991      1999
   Alfred R. Rogers....................................  66   1979      2000
   Barbara Brown Zikmund...............................  58   1995      2000

--------
(1) The years of service as a Director in this column include the years of service by such person as a member of the Bank's Board of Directors. In connection with the reorganization of the Bank to a holding company structure, all members of the Bank's Board of Directors were appointed as the initial members of the Board of Directors of the Company and have served in that capacity since the Company's incorporation.

(2) Assumes reelection at the Annual Meeting.

Presented below is certain additional information concerning the nominees and continuing directors of MECH Financial.

  Richard H. Booth is Executive Vice President of Phoenix Home Life Mutual Insurance Company, a diversified financial services company. Mr. Booth has held that position since 1994. Prior to that, Mr. Booth was President, Chief Operating Officer and a Director of The Travelers. Currently, Mr. Booth also serves as a member of the Board of Directors of Phoenix Duff & Phelps, Aberdeen Trust PLC, and Hartford Steam Boiler Inspection and Insurance Company. Mr. Booth was appointed to serve as a member of the Bank's Board of Directors on September 16, 1997.

  David Freeman is the Chairman and Chief Executive Officer of Loctite Corporation (a specialty chemical company). From 1991 to 1993, he was the President and Chief Operating Officer and from 1990 to 1991 he served as Executive Vice President and Chief Operating Officer, of Loctite. He is a Director of Loctite and of Sealed Air Corporation.

  Edgar C. Gerwig joined the Bank in 1985 as President, Chief Executive Officer and Director. He was named to the additional post of Chairman in 1988. From 1975 to 1985 he was with The Norwich Savings Society, serving as President from 1981 to 1985. He began his banking career in 1962 at The Connecticut Bank and Trust Company, being elected a Vice President in 1975.

  John J. Meehan is the President and Chief Executive Officer of Hartford Hospital, the largest hospital located in the Hartford area. He has been employed in various capacities at Hartford Hospital since 1979.

  Kevin A. North has served as the President of Talcott Corporation, a privately held real estate advisory and property management company located in Hartford since July, 1995. Previously, until June 30, 1995, he served as Vice President and Director of Real Estate for the ITT Hartford Insurance Group.

  Robert G. Rayve is the Chairman, President and Chief Executive Officer and a Director of The Spencer Turbine Company (a manufacturer of air moving equipment). He has been employed by Spencer Turbine Company in various capacities since 1986. He is a member of the Board of Directors of Kingsbury, Inc.

  Alfred R. Rogers is the President and Chief Executive Officer of the Urban League of Greater Hartford, which position he has held since January of 1995. Prior to that, until July of 1994, he was a Regional Vice President of Connecticut Light and Power Company (the largest electric utility in Connecticut).

  Donald K. Wilson, Jr., is currently a consultant with American Phoenix Corporation of Connecticut (an insurance brokerage company). In 1994 he retired as Executive Vice President from The Hartford Steam Boiler Insurance and Inspection Company which he served in various capacities since 1962. He is a Director of Spencer Turbine Company and Salient 3 Communications, Inc.

  Barbara Brown Zikmund is President and Professor of American Religious History at the Hartford Seminary (a graduate school for laity and religious leaders in all faith traditions). She has held this post since 1990. Before that she was Dean of the Faculty at Pacific School of Religion, Berkeley, California.

THE BOARD OF DIRECTORS AND COMMITTEES

  Since the incorporation of MECH Financial in November 1997, the Company's Board of Directors has been comprised of the same individuals who serve as the members of the Bank's Board of Directors. In 1997, the Company's Board of Directors and the Bank's Board of Directors collectively held fifteen meetings./1/ No incumbent Director who served during 1997 attended less than 75% of the aggregate number of meetings of the Company's and Bank's Board of Directors and committees of each of the Boards on which they served.

  The Bank's Board of Directors has appointed an Executive Committee, an Audit Committee, an Organization and Compensation Committee, an Ethics Committee, a Large Loan Committee, and a Nominating Committee.

  The Bank's Audit Committee met three times during 1997. Members of the Bank's Audit Committee for 1997 were John J. Meehan, Kevin North, Alfred R. Rogers and Barbara Brown Zikmund. The Bank's Audit Committee reviews the reports of the Bank's independent external auditors and recommends the independent auditors for appointment by the Bank's Board of Directors. The Bank's Audit Committee also supervises the internal audit function.

  The Bank has a Nominating Committee on which Mssrs. Freeman, Meehan and Rayve were appointed to serve during 1997. The Nominating Committee recommends to the Board of Directors candidates to be elected at the Annual Meetings of shareholders or to be appointed from time to time for the purpose of filling any vacancy on the Board of Directors. The Nominating Committee held no formal meetings during 1997 as recommendations for Director nominees were determined by the entire Board of Directors.

  The members of the Bank's Organization and Compensation Committee are Mssrs. Wilson, Freeman, and Rayve. During 1997, the Organization and Compensation Committee held one meeting. Additional information regarding the function of the Organization and Compensation Committee is contained below. See "Organization and Compensation Committee Report on Executive Compensation."

  The Board has a Large Loan Committee on which Mssrs. Booth, North, Rayve, Rogers and Wilson and Ms. Zikmund were appointed to serve for 1997. The Large Loan Committee reviews and approves loans over $500,000.

  The Board of Directors of MECH Financial has appointed an Executive Committee, a Nominating Committee and an Audit Committee. Members of the
Bank's Executive Committee, Nominating Committee, and Audit Committee will serve in an identical capacity for those committees of the Company.
--------
/1/ During 1997, there were fourteen meetings of the Bank's Board of Directors and one meeting of the Company's Board of Directors. The Directors were not separately compensated for their attendance at the one meeting of the Company's Board of Directors.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table shows the beneficial ownership of shares of the Common Stock by individual directors and nominees, those executive officers named in the Summary Compensation Table on page 10, and by all directors and executive officers as a group as of the most recent practicable date (January 1, 1998).

   NAME OF                                   AMOUNT AND NATURE OF     PERCENT
   BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1) OF CLASS(2)
   ----------------                         ----------------------- -----------
   DIRECTORS
   Richard H. Booth........................           2,333(3)           *
   David Freeman...........................           4,666(4)           *
   Edgar C. Gerwig.........................          65,717(5)(6)      1.2%
   John J. Meehan..........................           4,166(4)           *
   Kevin A. North..........................           7,666(4)           *
   Robert G. Rayve.........................           5,266(4)           *
   Alfred R. Rogers........................           5,271(3)           *
   Donald K. Wilson, Jr. ..................           7,166(3)           *
   Barbara Brown Zikmund...................           3,166(4)           *
   NAMED OFFICERS
   Thomas M. Wood..........................          37,645(7)           *
   Richard W. Stout, Jr. ..................          23,131(8)           *
   Eugene B. Marinelli.....................          18,876(9)           *
   Brian A. Orenstein......................          14,986(10)          *
   All Directors and Executive Officers as
    a group (15)...........................         223,346(11)        4.14%

--------
(1) Beneficial ownership is direct except as otherwise indicated by footnote. All persons shown in the table have sole voting and investment power except as otherwise indicated.

(2) Based upon 5,400,595 shares issued and outstanding and subject to options exercisable within 60 days. No individual director or nominee, or executive officer beneficially owns more than one percent of the total number of outstanding shares, other than as shown above.

(3) Includes 1,333 stock options exercisable within 60 days.

(4) Includes 2,666 stock options exercisable within 60 days.

(5) Mr. Gerwig is both a director and an executive officer.

(6) Includes 24,000 stock options exercisable within 60 days and 1,150 shares received pursuant to the Employee Stock Ownership Plan (the "ESOP"), and 38,047 shares held in the 401(K) Plan.

(7) Includes 18,000 options exercisable within 60 days, 1,150 shares received pursuant to the ESOP and 15,594 shares held in the 401(K) Plan.

(8) Includes 16,000 options exercisable within 60 days, 1,006 shares received pursuant to the ESOP and 5,485 shares held in the 401(K) Plan.

(9) Includes 8,000 options exercisable within 60 days, 806 shares received pursuant to the ESOP, and 10,069 shares held in the 401(K) Plan.

(10) Includes 8,000 options exercisable within 60 days, 772 shares received pursuant to the ESOP, and 4,033 shares held in the 401(K) Plan.

(11) Includes 107,329 stock options exercisable within 60 days.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Bank receives $500.00 for each Board meeting attended and $400.00 for each Committee meeting attended. Directors of the Bank also receive an annual retainer of $6,000.00. The Chairman of the Audit Committee and the Chairman of the Organization and Compensation Committee each receives a fee of $1,000 as Chairman. At the present time, all Bank Directors are also Directors of the Company. They are not separately compensated for their service as Directors of the Company.

MECHANICS SAVINGS BANK 1996 DIRECTOR STOCK OPTION PLAN

  Effective with the Bank's conversion from mutual to stock form on June 25, 1996, the Bank's Board of Directors adopted the Mechanics Savings Bank 1996 Director Stock Option Plan (the "Director Plan"). The Director Plan was approved by the Bank's shareholders on April 23, 1997 and is administered by the Bank's Organization and Compensation Committee. In connection with the Reorganization of the Bank into a bank holding company structure, MECH Financial assumed certain obligations of the Bank under the Director Plan, including the substitution of the Company's common stock as the stock for which Options may be granted under the Director Plan. Under the Director Plan, each non-employee director who was a member of the Bank's Board of Directors on June 25, 1996, was granted options to purchase 6,666 shares of common stock of the Company over a 10-year period at an exercise price of $17.50 per share. The options are exercisable ratably (unless accelerated under certain conditions) over a five year period beginning on December 31, 1996. Non-employee Directors who are elected to the Board subsequent to June 25, 1996 receive similar stock options at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Non-employee Directors receive annual grants of 1,000 stock options exercisable at the fair market value of the stock on the date of grant commencing in the fifth year after his or her receipt of initial options, with all such options exercisable six months after grant. An aggregate of 105,800 stock options were originally available for grant under the Director Plan, of which 44,473 presently remains available for future grants.

EXECUTIVE COMPENSATION

  All of the executive officers listed below are currently executive officers of the Bank. The Company has no existing plan or arrangement to pay any remuneration to executive officers of the Company in addition to the compensation that they receive as executive officers of the Bank.

  The following table sets forth for the fiscal years ended December 31, 1995, 1996, and 1997 the cash and non-cash compensation paid or awarded by both the Company or the Bank to the most highly compensated executive officers whose total annual salary and bonus for 1997 exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL COMPENSATION
                                    AMOUNTS IN DOLLARS               ALL OTHER COMPENSATION
                         ----------------------------------------- ---------------------------
        NAME
         AND                                          OTHER
      PRINCIPAL                                       ANNUAL        INSURANCE      PENSION
      POSITION           YEAR  SALARY  BONUS(1) COMPENSATION(2)(3) PREMIUMS(4) CONTRIBUTION(5)
      ---------          ---- -------- -------- ------------------ ----------- ---------------
Edgar C. Gerwig......... 1997 $248,102 $56,616        $1,382         $9,977       $128,992
 Chairman, President     1996  233,379     -0-           -0-          8,571         40,746
 and Chief Executive     1995  227,962  44,000         1,875          7,981         46,062
 Officer
Thomas M. Wood.......... 1997  145,504  27,820         1,993          2,668         14,992
 Executive Vice          1996  137,602     -0-           -0-          1,777          4,746
 President and Treasurer 1995  134,423  23,400         1,810          1,683         13,653
Richard W. Stout, Jr.... 1997  128,739  24,620         1,763          5,277         13,392
 Executive Vice          1996  121,785     -0-           -0-          4,121          3,778
 President               1995  118,981  20,700         1,602          3,932         11,969
Eugene B. Marinelli..... 1997  105,327  16,160           -0-          2,347          9,815
 Senior Vice             1996   99,904     -0-           -0-          2,194          2,830
 President               1995   97,654  15,200           -0-          2,044            -0-
Brian A. Orenstein...... 1997  102,314  15,664         1,377          1,030          9,280
 Senior Vice             1996   96,841     -0-           -0-            738          2,649
 President               1995   85,039  13,120         1,145            700          7,311

--------
(1) Represents amounts awarded to such officers as a cash bonus and a bonus in accordance with the Bank's Long Term Incentive Compensation Plan (the "Bonus Plan"). Additional information on the Bonus Plan can be found under the caption "Long Term Incentive Plan" below.

(2) Includes contributions by the Bank matching the named officers' contributions to their 401(k) Plan accounts in accordance with the terms of that plan.

(3) No named executive officer received other perquisites, or any other personal benefits, securities or property exceeding $50,000 or 10% of the named officer's salary and bonus

(4) Represents premiums paid by the Bank for Individual Ordinary Life Insurance Policies for each of the named executive officers.

(5) Represents the contributions by the Bank allocated to such officers' accounts in connection with the Bank's Defined Contribution Pension Plan and, in Mr. Gerwig's case only, amounts accrued by the Bank in connection with the Benefit Equalization Agreement.

        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                   NUMBER OF
                                                   SECURITIES
                                                   UNDERLYING         VALUE OF
                                                  UNEXERCISED        UNEXERCISED
                                                  OPTIONS/SARS      IN-THE-MONEY
                                                AT FISCAL YEAR-     OPTIONS/SARS
                             SHARES     VALUE         END          AT FISCAL YEAR-
                          ACQUIRED ON  REALIZED       (#)              END($)
      NAME                EXERCISE (#)   ($)      EXERCISABLE/      EXERCISABLE/
      (A)                     (B)        (C)    UNEXERCISABLE(D) UNEXERCISABLE(1)(E)
      ----                ------------ -------- ---------------- -------------------
Edgar C. Gerwig.........      -0-        -0-     24,000/36,000     205,512/308,268
Thomas M. Wood..........      -0-        -0-     18,000/27,000     154,134/231,201
Richard W. Stout, Jr. ..      -0-        -0-     16,000/24,000     137,008/205,512
Eugene B. Marinelli.....      -0-        -0-      8,000/12,000      68,504/102,756
Brian A. Orenstein......      -0-        -0-      8,000/12,000      68,504/102,756

--------
(1) Based on a fair market value of $26.063 on December 31, 1997 and an Option Price of $17.50.

INFORMATION CONCERNING COMPENSATION COMMITTEE INTERLOCKS

  The Bank's Organization and Compensation Committee approves base salaries for executive officers of the Bank, and administers and grants awards under the Bank's stock option plans. None of the members of that Committee is or has previously been an officer or employee of the Company or the Bank, nor have any of the Company's or the Bank's executive officers served on the Board of Directors or compensation committee of a company employing any of the Company's or the Bank's directors. Additional information regarding the Bank's Organization and Compensation Committee can be found below. See "Organization and Compensation Committee Report on Executive Compensation".

                   EXECUTIVE COMPENSATION PURSUANT TO PLANS

 Defined Contribution Money Purchase Pension Plan

  The Bank has a Defined Contribution Money Purchase Pension Plan (the "Pension Plan") established in 1990. Employees become eligible for participation in the Pension Plan on attainment of age 21 and completion of one year of service with the Bank. The Pension Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

  Each year the Bank makes a contribution to the Pension Plan in an aggregate amount sufficient to allocate to each eligible participant's account an amount equal to such participant's compensation percentage and his or her excess compensation percentage. For plan years prior to 1996, the compensation percentage was 6% of an eligible employee's compensation (which would include for such calculation, for plan years prior to 1994, earnings up to $200,000 and subsequently, earnings up to $150,000). In 1995, the Bank amended the Pension Plan effective January 1, 1996 to reduce the compensation percentage to 2% of an eligible employee's compensation. For plan years prior to 1996, the pension plan provided that the excess compensation was 5.7% of an eligible employee's compensation (limited as set forth above) in excess of the applicable annual social security wage base. The 1995 amendment also reduced the excess compensation percentage to 2% of an eligible employee's excess compensation. In 1996, the pension plan was amended, effective January 1, 1997, to restore the 6% level of compensation (which would include for such calculation earnings up to $160,000) and 5.7% of excess compensation.

  Participants become 100% vested in their Pension Plan accounts after five years employment with the Bank. Termination of employment prior to vesting results in a forfeiture by the employee of his or her account. Amounts in forfeited accounts are used to fund the Bank's aggregate Pension Plan contribution in the year of forfeiture.

  The Bank's contributions to the Pension Plan are held and invested as a Trust Fund by the Bank as the Pension Plan's Trustee.

 401(k) Plan

  The Bank also has a 401(k) defined contribution plan (the "401(k) Plan") which was established in 1987. Employees become eligible for participation on attainment of age 21 and completion of one year of service with the Bank. The 401(k) Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

  An eligible employee becomes a participant in the 401(k) Plan by authorizing the Bank to reduce the participant's base pay and to make a corresponding pre-tax contribution to the 401(k) Plan on the participant's behalf ranging from 2% to 15% of base pay. The Bank may also elect on an annual basis to match a portion of the employee's elective contributions for a plan year in an amount not to exceed 50% of an employee's elective contributions not exceeding 5% of such employee's compensation during the plan year. Matching contributions by the Bank are not required and are made at the sole discretion of the Bank. In 1997, the Bank made matching contributions to the 401(k) Plan equal to 25% of an employee's elective contribution up to 5% of compensation.

  In addition, the Bank may choose to make supplemental contributions for a plan year in an amount to be determined by the Board of Directors. Any such supplemental contributions would not depend on whether an employee elected to defer any of his or her pay for the plan year. The Bank has not made any supplemental contributions to the 401(k) Plan.

  Participants in the 401(k) Plan are 100% vested in their elective contributions account at all times. An employee becomes 100% vested in all Bank matching contributions after five years employment with the Bank. The Bank is the 401(k) Plan's Trustee.

 Long Term Incentive Compensation Plan

  The Bank has a Long Term Incentive Plan (the "Bonus Plan") for senior officers, including the Named Executive Officers. The Board of Directors, based on O&C Committee recommendations, determines awards under the Bonus Plan, which are paid each year following the end of the Bank's fiscal year based on the achievement of certain performance targets. Awards are made based only upon the level of performance as to articulated performance targets. Performance targets are established in the early part of each year. All awards are money awards, payable in cash, provided however that a senior officer may elect in advance to accept a certain percentage of the award in the form of a deferred payment. An executive officer electing deferral will have his award deemed to be placed in a nominal account (unsecured and unsegregated) at the Bank earning a return that is either based on the prime rate or the appreciation in fair market value of the Company's Common Stock during the period of deferral. The amounts by which deferral accounts constituted "above-market" or "preferential" earnings in 1997 (i.e., exceeded 120% of the applicable federal long-term rate as prescribed by Internal Revenue Code Section 1274(d)) for each Named Officer are included in the "Other Annual Compensation" column of the Summary Compensation Table above.

  The performance targets for the Bonus Plan vary each year as determined by the Board of Directors. In recent years, the targets have focused on improvements in the Bank's earnings performance and as measured against the performance of identified peer groups, improvements in the Bank's level of non-performing assets and Community Reinvestment Act performance.

 Employee Stock Ownership Plan

  The Bank has a leveraged Employee Stock Ownership Plan (the "ESOP"). The ESOP is subject to the eligibility, funding, participation, fiduciary, reporting and disclosure requirements of ERISA. Under existing circumstances, all Bank employees are eligible to participate in the ESOP once they have attained age 21 and completed one year of service with the Bank. The Bank may make contributions to the ESOP in cash or in Common Stock. The contributions are allocated to the accounts of the ESOP participants in the same proportion that their compensation for a Plan Year bears to the compensation of all ESOP participants for that year. The percentage of a participant's account that is non-forfeitable upon termination of employment before normal retirement at age 65 (the "vesting percentage") remains at zero in years one through five of the participant's employment with the Bank. All ESOP participants with more than five years of service with the Bank will be 100% vested in their ESOP accounts.

  The Bank purchased 120,000 shares of the Bank's Common Stock (the "ESOP Stock") for the ESOP Plan on June 25, 1996 in connection with the Bank's conversion from mutual to capital stock form (the "Conversion"). The Bank borrowed $1,200,000 from another financial institution to fund that purchase, the repayment of which is guaranteed by the Bank and secured by the Trustee's pledge of the Bank's Common Stock purchased with the ESOP. Upon the reorganization of the Bank into a holding company structure, the Bank's Common Stock that comprised the stock subject to the ESOP was exchanged for an equal number of shares of MECH Financial Common Stock ("ESOP Stock") which is awardable pursuant to the terms of the ESOP. The ESOP Stock will be allocated to the accounts of Bank employees participating in the ESOP over time, as the Bank's annual contributions are used to pay down the loan, freeing the ESOP Stock from the pledge. Contributions made to the ESOP by the Bank, as well as dividends on or proceeds from the sale of unallocated shares of ESOP Stock, may be applied to the payment of principal and interest on the loan. The ESOP is intended to comply with Sections 401(a), and (m), 409, 501(a) and 4975(e) of the Internal Revenue Code of 1986, as amended.

 Mechanics Savings Bank 1996 Officer Stock Option Plan

  The Mechanics Savings Bank 1996 Officer Stock Option Plan permits the Bank's Organization and Compensation Committee to grant to officers of the Bank options to purchase Company common stock. No stock options were granted in 1997 to the Named Executive Officers.

EMPLOYMENT AGREEMENT

  The Bank has entered into an employment agreement (the "Employment Agreement") with Mr. Gerwig, the Chairman, President and Chief Executive Officer of the Company and the Bank. The Employment Agreement, which became effective upon the completion of the Conversion, replaced an employment agreement between Mr. Gerwig and the Bank executed in June of 1985. Upon the reorganization of the Bank into a bank holding company structure, the Company and the Bank are deemed to be jointly and severally liable for certain obligations under the Employment Agreement.

  The term of employment under the Employment Agreement extends until June 30, 1998 (the "Employment Period"). Beginning on July 1, 1998, and on the first day of July each year thereafter, the Employment Period will automatically be extended by successive one year terms unless either Mr. Gerwig or the Bank gives notice of his or its intention to terminate to the other prior to April 1 of that year. The Employment Agreement provides for an annual base salary of $229,000, and also provides for increases in subsequent years and for certain insurance, disability and other benefits as the Bank may make available to its employees. The Board of Directors may grant to Mr. Gerwig additional annual and long-term incentive compensation at its discretion.

  The Bank may terminate Mr. Gerwig for cause (as defined in the Employment Agreement) at any time. In such event, Mr. Gerwig is entitled to receive compensation and benefits only up to the termination date. If the Bank terminates Mr. Gerwig without cause (which it may do at any time), or he leaves for good reason, Mr. Gerwig is entitled to severance of one year of base salary plus employee benefits for a one year period.

  The Employment Agreement also provides a covenant not to compete with the business of the Bank for a period of one year after termination of employment and contains non-disclosure and non-interference covenants.

BENEFIT EQUALIZATION AGREEMENT

  At the time Mr. Gerwig became employed by the Bank, the Bank agreed that it would provide Mr. Gerwig with retirement benefits such that he would not suffer a reduction in benefits from those he would have received had he remained with his previous employer through normal retirement age and received benefits under that employer's defined benefit pension plan.

  Mr. Gerwig and the Bank agreed in 1991, which agreement was amended as set forth in a Benefit Equalization Agreement dated December 19, 1995, that the Bank will provide Mr. Gerwig with a lump sum payment at the time of his retirement or separation from service with the Bank. The amount of the payment will be an amount equal to the actuarial equivalent of an annual pension benefit, payable for ten years certain and life thereafter, of 60% of his average annual compensation (as defined below) less (i) the lump sum payment payable to him as a result of the termination in 1990 of the Bank's defined benefit pension plan, (ii) the lump sum benefit payable to him under the Bank's existing Pension Plan, and (iii) the lump sum actuarial equivalent of the benefit payable to him under his previous employer's defined benefit pension plan. The payment will be reduced if Mr. Gerwig terminates his employment with the Bank prior to his normal retirement age of 65. Average annual compensation is defined to mean the monthly average of Mr. Gerwig's compensation during the highest consecutive 36 months within 10 years from the date of separation, times 12.

  The Benefit Equalization Agreement with Mr. Gerwig provides generally that the Bank's obligations thereunder shall not be funded and shall be paid out of the Bank's general funds as to any other of the Bank's general, unsecured creditors. In the event of a change in control of the Bank, however, the Bank shall fund the annual amounts necessary to make the required payment through the use of a non-qualified irrevocable trust, provided that (a) the assets of the trust shall be subject to the claim of the Bank's general creditors, and
(b) the assets and income of the trust are not includable in Mr. Gerwig's gross taxable income under Section 83 or 402(b) of the Internal Revenue Code of 1986, as amended. The Conversion did not constitute a change of control for the purposes of the Benefit Equalization Agreement.

CHANGE IN CONTROL AGREEMENTS

  The Bank has entered into change in control agreements (the "Change in Control Agreements") with the Named Executive Officers, and other officers ("the executives"). The Change in Control Agreements became effective in June 1996. Upon the reorganization of the Bank into a holding company structure, the Company became a party to, and obligated under, the Change in Control Agreements. If a change in control of the Company or the Bank takes place while the executive is a full-time officer of the Company or the Bank, the executive generally is entitled to receive a lump sum severance payment equal to three times the higher of the executive's compensation for the most recently completed full calendar year or the average of the executive's latest three years of annual compensation. The executive is not entitled to receive, however, any payment under the Change in Control Agreements that would be considered an "excess parachute payment" under the Internal Revenue Code or which would be prohibited by order or regulation of the Federal Deposit Insurance Corporation.

  A "change in control" is deemed to have occurred, with certain exceptions, if (i) a person beneficially owns 25% or more of any class of voting securities of the Bank or the Company, without the approval of at least 75% of the members of the Company's or the Bank's Board of Directors prior to such person obtaining such percentage interest, (ii) a proxy contest to which the Company is a party takes place, as a consequence of which members of the Company's Board of Directors in office immediately prior to such event constitute less than 75% of the Board of Directors after such event, (iii) the Company or the Bank consummates certain mergers or consolidations or a sale of substantially all of its assets where the successor entity's voting power is not owned at least 50% by the shareholders of the Company, or (iv) the Board of Directors of the Company or the Bank determines that a person directly or indirectly exercises a controlling influence over the management or policies of the Company or the Bank.

INSURANCE PLANS

  The Company provides its full-time officers and employees with medical, major medical, life, dental, accidental death and dismemberment, and long-term disability insurance coverage under group plans which are available generally and on the same basis to all full-time employees. The Named Executive Officers have the option of obtaining Ordinary Life Insurance Policies in lieu of the above, the premiums for which are paid by the Bank and are disclosed in the Summary Compensation Table above.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Organization & Compensation ("O&C") Committee of the Board of Directors makes recommendations on compensation for executive officers. Mr. Gerwig, who is both an executive officer and a director, participates in Committee discussions generally but does not participate in the decisions concerning his compensation. The Committee is currently comprised of three members, Donald K. Wilson, Jr. (Chairman), David Freeman, and Robert G. Rayve. No member of the Committee is employed by the Company or the Bank, nor do they participate in any of the Company's or the Bank's executive compensation plans.

  The O&C Committee also makes recommendations to the Board of Directors concerning the grant of stock options plans pursuant to the 1996 Officer Stock Option Plan. Based on these recommendations, the Board makes decisions regarding the grant of any such options (with Mr. Gerwig not participating in decisions concerning himself). This Committee also makes recommendations to the Board of Directors on the Bonus Plan and other benefit plans for employees of the Bank.

  The O&C Committee has a compensation policy for executive officers which takes into account the Company's and the Bank's performance, the accomplishment of business objectives, and the individual executive officer's contribution to earnings and shareholder value in setting executive officer compensation levels. The O&C Committee also considers the compensation paid by peer group institutions with the goal of being competitive in the attraction and retention of qualified executives. The three principal components of executive officer compensation are salary, bonus and stock options. The O&C Committee considers granting bonuses annually, but only when it determines that performance is meritorious and exceptional, and only after consideration of such factors as the Bank's performance for such year compared to prior years, and the time and effort exerted by the executive officer. These decisions are made on a judgmental basis, and not according to a specific formula. For the year 1997, Mr. Gerwig received a salary of $248,102, a 6.30% increase from the salary of $233,379 for 1996. Mr. Gerwig's salary level is based on a comparison of compensation paid to chief executive officers of Connecticut banking institutions with a similar asset size and of the performance of the Bank and of Mr. Gerwig, as judged by the O&C Committee. Mr. Gerwig also was paid $56,616 in 1997 for 1996 performance under the Bonus Plan. The Board of Directors did not reject or modify in any material way the recommendations of the O&C Committee for 1997 compensation.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Bank's common stock with the cumulative total return of the companies on the S&P 500 Index and the reported total return of companies on the Keefe, Bruyette & Woods, Inc. New England Bank Index for the period commencing June 30, 1996 and ended December 31, 1997. The graph assumes a $100 investment on June 30, 1996.

                           [LINE GRAPH APPEARS HERE]

                    INDEX OF TOTAL RETURNS (6/30/96 = 100)

               S&P 500       KBW New England         MECH
  DATE          INDEX          Bank Index          Indexed         Price
  ----         -------       ---------------       -------        -------
 6/30/96        100.00            100.00            100.00        $11.500
 9/30/96        103.07            112.37            129.35        $14.875
12/31/96        111.63            129.96            136.96        $15.750
 3/31/97        114.66            134.95            145.65        $16.750
 6/30/97        134.64            162.16            164.13        $18.875
 9/30/97        144.71            191.36            228.26        $26.250
12/31/97        148.85            223.42            226.63        $26.063

                                           Source: KEEFE, BRUYETTE & WOODS, INC.

TRANSACTIONS WITH RELATED PERSONS

  As of December 31, 1997, there were no loans from the Bank or MECH Financial to directors, executive officers and their associates and affiliated businesses. There were no reportable transactions with such persons.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires MECH Financial's directors and executive officers, and persons who own more than ten percent (10%) of the Common Stock of MECH Financial, to file with the Securities Exchange Commission initial reports of ownership and reports of changes in ownership of MECH Financial's Common Stock. Officers, directors and ten percent (10%) shareholders are required by the Securities Exchange Commission's regulations to furnish MECH Financial with copies of all Section 16(a) forms they file.

  To MECH Financial's knowledge, based solely on a review of the copies of such reports furnished to MECH Financial and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers and directors were complied with, except that Mr. Rayve filed one late report of beneficial ownership. The Company is unaware of any ten percent (10%) shareholder, and the Company's Certificate of Incorporation prohibits ownership of 10% or more except under limited circumstances.

NOMINATIONS OF CANDIDATES FOR DIRECTOR

  Nominations of persons for election to the Board may be made at a meeting of shareholders by or at the direction of the Board or by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with certain prior notice procedures set forth in the Company's Bylaws. Such nominations, other than those made by or at the direction of the Board, must be made in writing to the Secretary of the Company and must be delivered to or mailed and received at the principal executive offices of the Company at 100 Pearl Street, Hartford, Connecticut 06103, not less than 20 days nor more than 130 days prior to the meeting. A shareholder's notice must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company stock which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulations (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on Company's books, of such shareholder, (ii) the class and number of shares of Company stock which are beneficially owned by such shareholder, (iii) a representation that the shareholder is a holder of record of stock of Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. FREEMAN, NORTH, RAYVE, AND BOOTH AS DIRECTORS. UNLESS MARKED TO THE CONTRARY, PROXIES WILL BE VOTED FOR ALL MANAGEMENT NOMINEES. THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST BY THE SHARES WHICH ARE ENTITLED TO VOTE ON THE MATTER, PRESENT AT THE MEETING IN PERSON OR BY PROXY, IS REQUIRED FOR THEIR ELECTION.

ITEM 2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has approved the appointment of the independent auditing firm of KPMG Peat Marwick, L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998, subject to ratification by MECH Financial's shareholders. It is expected that a representative of Peat Marwick will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

  Coopers & Lybrand L.L.P. were the Bank's independent auditors for the year ended December 31, 1997. It is expected that a representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Coopers & Lybrand L.L.P. declined to stand for re-election this year. Coopers & Lybrand L.L.P.'s audit reports for the years ended December 31, 1996 and 1997 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The selection of KPMG Peat Marwick, L.L.P. as the Company's new auditor was recommended by the Audit Committee and approved by the full Board of Directors. There were no disagreements between the Company and Coopers & Lybrand L.L.P. during the Bank's two most recent fiscal years or any subsequent periods on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference to the subject matter of the disagreement in connection with its report.

  The decision to appoint KPMG Peat Marwick, L.L.P. as Company's auditors was unanimously approved by the full Board of Directors of the Company.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK, L.L.P. AS INDEPENDENT AUDITORS. UNLESS MARKED TO THE CONTRARY, PROXIES WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS. THE APPOINTMENT WILL BE RATIFIED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST AGAINST.

ITEM 3. OTHER MATTERS

  Management of MECH Financial does not know of any other matters to be brought before the meeting. If any matters other than those described in Items 1 and 2 of this proxy statement are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons acting thereunder.

SHAREHOLDER PROPOSALS

  Shareholder proposals for the anticipated Annual Meeting of MECH Financial's shareholders in April 1999 must be received by the Corporate Secretary of MECH Financial at 100 Pearl Street, Hartford, Connecticut, 06103, not later than November 18, 1998 to be considered for inclusion in the proxy materials to be distributed in connection with the 1999 Annual Meeting.

AVAILABLE MATERIALS

  A copy of the Company's Annual Report for the year ended December 31, 1997, including financial statements, has been mailed with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material nor as a communication by means of which any solicitation is to be made. The Annual Report also constitutes the Bank's annual disclosure document required by FDIC regulations.

  Additional copies of the Annual Report may be obtained by paying a small fee to cover the cost of reproducing and shipping the statements and requesting the copy(ies) from Teresa Knox, Investor Relations, MECH Financial, Inc., 100 Pearl Street, Hartford, Connecticut 06103.

                                          Lael K. Noel,

                                          /s/ Lael K. Noel

                                          Corporate Secretary

Hartford, Connecticut
March 23, 1998

PROXY

                             MECH Financial, Inc.
                     100 Pearl Street, Hartford, CT  06103

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints John J. Meehan and Alfred R. Rogers, and each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of MECH Financial, Inc. held of record by the undersigned on March 4, 1998 at the Annual Meeting of Shareholders to be held on April 29, 1998 or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the shares will be voted "FOR" all nominees for directors and will be voted "FOR" Proposal 2.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement.

                 (Please Vote, sign and date on reverse side)

                           * FOLD AND DETACH HERE *

The Board of Directors recommends that you vote "FOR" items 1 and 2.

                                                            Please mark
                                                            your votes as
                                                            indicated in
                                                            this example  [X]

1.  Election of Directors

      FOR all nominees               WITHHOLD
     listed to the right             AUTHORITY
      (except as marked           to vote for all
      to the contrary)            nominees listed

           [ ]                         [ ]

Nominees for election by holders of Common Stock: Richard H. Booth, David Freeman, Kevin A. North and Robert G. Rayve

INSTRUCTION: To withhold your vote for any nominee(s) write that nominee's name on the line below.

--------------------------------------------------------------------------------

2. Ratification of the appointment of KPMG Peat Marwick , LLP as the Bank's Independent Auditors for the fiscal year ending 1998:

            FOR        AGAINST        ABSTAIN

            [ ]          [ ]            [ ]

              Please Check Here if you plan on attending the annual meeting. [ ]

  Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.


  Date:____________________________________________________________, 1998

  _______________________________________________________________________
                                                              (Signature)

  ________________________________________________________________________
                                               (Signature if held jointly)

              PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.


                           * FOLD AND DETACH HERE *


 Shareholders are encouraged to complete and return their proxies promptly in order to minimize the cost of solicitation.


                                                            MECH Financial, Inc.